Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between RigNet, Inc. a Delaware corporation (the “Company”), and Errol Olivier (the “Holder”) effective as of January 8, 2020 (the “Grant Date”).  The Company hereby grants to the Holder the 18,787 Restricted Stock Units specified herein (the “RSUs”):

Vesting Schedule

The RSUs that are granted hereby shall be subject to the Forfeiture Restrictions during the Period of Restriction. The Forfeiture Restrictions shall lapse as to the RSUs that are awarded hereby in accordance with the following schedule, provided that the Holder’s employment with the Company and its Affiliates has not terminated prior to the applicable lapse date:

1/3 of the shares shall vest and the forfeiture restrictions shall lapse on each of the first, second and third anniversary of the Grant Date.

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

a.

“Affiliate” means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or comparable individuals of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

b.

“Cause” is defined as any of the following: (i) the Holder’s plea of guilty or nolo contendere, or conviction of a felony or a misdemeanor involving moral turpitude; (ii) any act by the Holder of fraud or dishonesty with respect to any aspect of the Company’s business including, but not limited to, falsification of Company records; (iii) the Holder’s failure to perform his or her duties (other than by reason of Disability); (iv) the Holder’s engagement in misconduct that is materially injurious to the Company (monetarily or otherwise); (v) the Holder’s breach of any confidentiality, noncompetition or non-solicitation obligations to the Company, including but not limited to engagement in Detrimental Activity; (vi) the Holder’s commencement of employment with an unrelated employer; (vii) material violation by the Holder of any of the Company’s written policies, including but not limited to any harassment and/or non-discrimination policies; or (viii) the Holder’s gross negligence in the performance of his or her duties.

c.

“Change in Control” means (i) a change in ownership occurring as the result of a person or group acquiring Stock of the Company, which, when combined with the Stock held by such person or group, constitutes more than seventy-five percent (75%) of the total fair market value or total voting power of the Company; provided the person or group was not considered as owning more than seventy-five percent (75%) of the value or voting power prior to the acquisition; (ii) a change in effective control of the Company occurring as the result of the replacement of a majority of the members of the Board by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the assets of the Company occurring as the result of a person or group acquiring assets from the Company that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition.  The determination of whether a Change of Control has occurred will be made in accordance with Code Section 409A and the regulations thereunder.

d.	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

e.

“Confidential Information” means material of a secret or confidential nature relating to the business, products, or services of the Company or any Affiliate acquired by the Holder during employment with the Company or any Affiliate. “Confidential Information” excludes any information readily available to members of the general public.

f.

“Detrimental Activity” shall include, unless otherwise modified by the Company in connection with a Change in Control: (i) rendering services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company or any Affiliate; (ii) disclosing to anyone outside the Company or any Affiliate, other than the Company’s or any Affiliate’s business, without prior written authorization from the Company or any Affiliate, any Confidential Information; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company or any Affiliate to leave his or her employment, whether done on the Holder’s own account or on account of any person, organization, or business which is or becomes competitive with the Company or any Affiliate; or (iv) directly or indirectly soliciting the trade or business of any customer of the Company or any Affiliate.

g.

“Disability” or “Disabled” means a determination by the Company’s long‑term disability carrier that a Holder is disabled in accordance with the Company’s long‑term disability insurance plan (or, in the case of a non-U.S. Holder, in accordance with a comparable disability plan), provided the definition of disability applied under such plan complies with the requirements of Treas. Reg. Section 1.409A-3(i)(4), or, in the case of a Holder who is not covered under such plan, a determination made by the Social Security Administration (or, in the case of a non-U.S. Holder, a determination made by a comparable governmental entity) that the Holder is totally disabled.

h.

“Forfeiture Restrictions” shall mean the prohibitions and restrictions set forth herein with respect to the sale or other disposition of the RSUs issued to the Holder hereunder and the obligation to forfeit and surrender such RSUs to the Company.

i.

“Good Reason” means the occurrence of any of the following without the Holder’s prior written consent: (i) a material adverse change in the Holder’s position, authority, duties or responsibilities, excluding a change in reporting relationships; (ii) a material reduction in the Holder’s base salary; (iii) a material diminution of the Holder’s employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans); (iv) the relocation of the Holder’s principal place of employment by more than 50 miles from such location as of the Grant Date; ; or (v) should Steven Pickett no longer serve as the Company’s Chief Executive Officer for any reason.  Notwithstanding the foregoing, a “Good Reason” shall not exist unless the Holder notifies the Company of the existence of the condition described in this Section 1(i) within ninety (90) days of the initial existence of the condition and the Company does not remedy the condition within thirty (30) days following receipt of such notice.

j.	“Period of Restriction” shall mean the period during which RSUs are subject to Forfeiture Restrictions.

k.	“Retirement” shall mean the Holder’s voluntary election to retire from employment with the Company or any Affiliate at any time after you have reached both the age of 60 and 5 years of service.

l.	“Stock” means the common stock of the Company, $0.001 par value per share (or such other par value as may be designated by act of the Company’s stockholders).

Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

2.

Transfer Restrictions. The RSUs granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Further, any shares of the Stock granted hereby upon vesting of the RSUs (the “Shares”) may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. The Holder also agrees that the Company may (a) refuse to cause the transfer of the Shares to be registered on the applicable stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law; and (b) give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

3.	Vesting.

a.

Forfeiture. If the Holder ceases to be employed by the Company or an Affiliate for any reason before the applicable lapse date, other than in accordance with subsections (b) and (c) below, the Forfeiture Restrictions then applicable to the RSUs shall not lapse and all the RSUs then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date the Holder ceases to be employed by the Company or an Affiliate. If the Holder breaches, before the applicable lapse date, any non-competition, confidentiality, restrictive covenant or other similar agreement with the Company to which the Holder is subject, the Forfeiture Restrictions then applicable to the RSUs shall not lapse and all the RSUs then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date the Holder breaches such agreement or covenant.

b.

Death, Retirement or Disability. If the Holder’s employment terminates due to death, Retirement or Disability, all unvested RSUs shall automatically become 100% vested on the Holder’s date of termination.

c.

Change in Control. If a Change in Control occurs and the Holder’s employment is terminated by the Company or an Affiliate without Cause or by the Holder for Good Reason, and the Holder’s date of termination occurs within twelve (12) months following the Change in Control, all unvested RSUs shall automatically become 100% vested on the Holder’s date of termination.

4.

RSUs Do Not Award Any Rights of a Shareholder.  The Holder shall not have the voting rights or any of the other rights, powers or privileges of a holder of Stock with respect to the RSUs that are awarded hereby. Only after a share is issued in exchange for an RSU will the Holder have all of the rights of a shareholder with respect to such share of Stock issued in exchange for an RSU.

5.

Delivery of Shares. Upon the lapse of the Forfeiture Restrictions with respect to the RSUs granted hereby, the Company shall cause to be delivered to the Holder the Shares evidenced by stock certificates representing the Shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company, and such Shares shall be transferable by the Holder.

6.

Capital Adjustments and Reorganizations. The existence of the RSUs shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.	Covenant Not To Compete; Solicit or Disclose Confidential Information.

a.

The Holder acknowledges that he or she is in possession of and has access to Confidential Information and that he or she will continue to have such possession and access during employment by the Company. The Holder also acknowledges that the Company’s business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Holder agrees that as partial consideration for the RSUs granted herein that should the Holder engage in any Detrimental Activity at any time during his or her employment or during a period of one year following his or her termination, the Company shall be entitled to: (i) recover from the Holder the value of any portion of the RSUs that has been paid; (ii) seek injunctive relief against the Holder pursuant to the provisions of subsection (b) below; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Agreement; and (iv) set off any such sums to which the Company is entitled hereunder against any such sum which may be owed to the Holder by the Company.

b.

Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Holder agrees that the foregoing covenants may be enforced by the Company in the event of breach by him or her by injunction relief and restraining order, without the necessity of posting a bond, and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company.

c.

The covenants and provisions of this Section 7 are severable and separate, and the unenforceability of any specific covenant or provision shall not affect the enforceability of any other covenant or provision. Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope or time set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the panel or court deems reasonable, and this Agreement shall thereby be reformed.

d.

Each of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Holder against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants or provisions.

8.

Tax Withholding. To the extent that the receipt of the RSUs or the lapse of any Forfeiture Restrictions results in income to the Holder for federal, state or local income, employment or other tax purposes with respect to which the Company or any Affiliate has a withholding obligation, the Holder shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company or any Affiliate may require to meet its obligation under applicable tax laws or regulations, and, if the Holder fails to do so, the Company is authorized to withhold from the Shares granted hereby or from any cash or stock remuneration then or thereafter payable to the Holder in any capacity any tax required to be withheld by reason of such resulting income.

9.

No Fractional Shares. All provisions of this Agreement concern whole shares. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

10.	Nontransferability. This Agreement is not transferable by the Holder otherwise than by will or by the laws of descent and distribution.
11.

Employment Relationship. For purposes of this Agreement, the Holder shall be considered to be in the employment of the Company and its Affiliates as long as the Holder has an employment relationship with the Company and its Affiliates. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, and the Committee’s determination shall be final and binding on all persons.

12.

Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Holder and the Company or any Affiliate, to guarantee the right to remain employed by the Company or any Affiliate for any specified term or require the Company or any Affiliate to employ the Holder for any period of time.

13.

Legend. The Holder consents to the placing on the certificate for the Shares an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder.

14.

Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be deemed to have been duly given when delivered or mailed to the Company or the Holder, as applicable, by (a) personal delivery; (b) United States registered mail, return receipt requested, postage prepaid, addressed to the Company at the then current address of the Company’s principal corporate office, or to the Holder at the Holder’s residential address indicated in the Company’s records; or (c) email to the Company at legaldesk@rig.net or to the Holder at the Holder’s email address indicated in the Company’s records.

15.

Amendment and Waiver. Except as otherwise provided herein, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Holder. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than the Holder. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

16.

Arbitration.  In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference shall be resolved by the Committee. Any controversy arising out of or relating to this Agreement shall be resolved by arbitration conducted in Houston, Texas pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.

17.

Governing Law and Severability. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

18.

Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the RSUs granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Holder, the Holder’s permitted assigns, executors, administrators, agents, legal and personal representatives.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but all of which taken together shall constitute one and the same instrument.

20.	Recoupment. If the Holder is subject to the Company’s clawback policy (the “Policy”), the Holder agrees that the RSUs are subject to the terms of the Policy, as may be amended from time to time.

21.

Compliance with Section 409A.  It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A.  Specifically, any taxable benefits or payments provided under this Agreement are intended to qualify for the short term deferral exception to Section 409A to the maximum extent possible. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided is not warranted or guaranteed.  Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Holder (or any other individual claiming a benefit through the Holder).

[signature page follows]

IN WITNESS WHEREOF, the Holder and the Company agree and acknowledge that this grant of Restricted Stock Units is granted under and governed by the terms and conditions of this Agreement.

Holder	RigNet, Inc.

By: /s/ ERROL OLIVIER	By:/s/ STEVEN E. PICKETT

Name: Errol Olivier	Name: Steven E. Pickett

Title: Chief Executive Officer and President